UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Exchange Act of 1934

December 5, 2012

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 7, 2012, Atmos Energy Corporation (the “Company”) entered into the Second Amendment to Revolving Credit Agreement (the “Second Amendment”) which amends the Company’s existing $750 million Revolving Credit Agreement dated May 2, 2011, which was amended on May 31, 2011 pursuant to the First Amendment to Revolving Credit with The Royal Bank of Scotland plc, as Administrative Agent, and an original syndicate of 14 lenders identified therein (the “RBS Credit Facility”). The primary changes to the RBS Credit Facility, as reflected in the Second Amendment, were made to: (i) increase the lenders’ commitment from $750 million to $950 million, while retaining the accordion feature which would allow an increase in commitments up to $1.2 billion, and (ii) allow the Company to obtain same-day funding on base rate loans. The RBS Credit Facility, as amended (the “Credit Facility”), will continue to be used for working capital, capital expenditures and other general corporate purposes. There were no other material changes to the Credit Facility as a result of the execution of the Second Amendment. With respect to the other parties to the Credit Facility, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including without limitation, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party. A copy of the Second Amendment is filed as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Second Amendment.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 5, 2012, Atmos Energy Marketing, LLC (“AEM”), a Delaware limited liability company, which is wholly owned by Atmos Energy Holdings, Inc., a Delaware corporation, which is in turn a wholly-owned subsidiary of the Company, terminated the $200 million committed and secured Fifth Amended and Restated Credit Agreement dated December 8, 2010 with BNP Paribas, as administrative agent and lender (the “BNP Paribas Facility”) and seven other lenders, which was due to expire on December 8, 2014. This termination was consistent with AEM’s plans to reduce its external credit expense. AEM incurred no early termination penalties as a result of the termination of the BNP Paribas Facility. AEM has had material customary banking relationships with BNP Paribas based on the provision of a variety of financial services, including the purchase and sale of financial instruments traded on various commodity exchanges. These financial instruments include, but are not limited to, NYMEX futures and over-the-counter natural gas hedges. In addition, AEM or its affiliates have or may have purchased natural gas on an arm’s-length basis based upon market prices from one or more affiliates of BNP Paribas. With respect to BNP Paribas and the other parties to such terminated credit facility, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including without limitation, credit extended under credit facility agreements, cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

Item 2.01.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amendment to Revolving Credit Agreement, made and entered into as of December 7, 2012, by and among Atmos Energy Corporation, a Texas and Virginia corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and The Royal Bank of Scotland plc, in its capacity as Administrative Agent for the Lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: December 11, 2012	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President, General Counsel
and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Second Amendment to Revolving Credit Agreement, made and entered into as of December 7, 2012, by and among Atmos Energy Corporation, a Texas and Virginia corporation, the several banks and other financial institutions from time to time party thereto (the “Lenders”) and The Royal Bank of Scotland plc, in its capacity as Administrative Agent for the Lenders

5